                                                                    Exhibit 99.1

                                REPUBLIC CONTACTS

                                Media Inquiries:    Will Flower  (954) 769-6392
                                Investor Inquiries: Tod Holmes   (954) 769-2387
                                                    Ed Lang      (954) 769-3591

                      REPUBLIC SERVICES, INC. REPORTS FIRST
                       QUARTER EARNINGS PER SHARE OF $.29
                           - FREE CASH FLOW ON TARGET

         FORT LAUDERDALE, FL, APRIL 30, 2001 ... Republic Services, Inc.
(NYSE: RSG) today reported that first quarter revenue increased seven percent to $535.4 million from $501.5 million for the same period in 2000. Net income was $49.6 million, or $0.29 per share, compared to $50.2 million, or $0.29 per share, last year. Operating income for the three months ended March 31, 2001, was $98.9 million, compared to $101.7 million for the same quarter last year. EBITDA in the first quarter increased to $149.2 million, from $148.0 million for the same period in 2000.

         Commenting on these results, James E. O'Connor, Chief Executive Officer of Republic Services, said, "I am pleased with the Company's performance in the first quarter. As we had anticipated, higher fuel and labor costs in certain markets negatively impacted our year-over-year margins. We also experienced earnings pressure in the first quarter due to soft commodity pricing. Nevertheless, apart from the effects of commodity pricing, our core solid waste business realized internal growth of 4.3% during the quarter, consisting of a 2.2% increase in price and a 2.1% increase in volume."

         "Our 2001 business outlook assumes the economy will strengthen during the third and fourth quarters. Due to the seasonal nature of our business, we will have a better view of the economy's impact on our business as we move into the summer months and see the actual benefits of seasonal increases in our business."

          "We remain committed to improving the Company's free cash flow and to maintaining our investment grade credit rating. We believe that we are well on our way to achieving our goal of $145 million in free cash flow this year - an 18 percent increase over 2000. We are also pleased that Moody's recently issued a positive outlook for the Company."

         Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company's operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

                                  * * * * * * *

Certain statements and information included herein, including projections of future cash flow, net income, earnings per share, the existence of our ability to address fuel and labor cost issues, the continuation of inflationary pressure, continued weakness in commodity pricing, and our ability to achieve revenue growth, including pricing, volume and acquisition growth, in the future, constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company's estimates and underlying assumptions concerning its selected balance sheet accounts, closure and post-closure costs, available airspace, and projected costs and expenses related to the Company's landfills and property, plant and equipment and labor and fuel rates and inflationary trends turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition in the solid waste industry; dependence on acquisitions for growth; the Company's ability to manage growth; compliance with and future changes in environmental regulations; the Company's ability to obtain approval from regulatory agencies in connection with expansions at the Company's landfills; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company's dependence on key personnel; general economic conditions, including but not limited to inflation and changes in fuel, labor, commodity pricing and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company's filings with the Securities and Exchange Commission.

                                       ###

                             REPUBLIC SERVICES, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)




                                                          Three Months Ended March 31,
                                                          ----------------------------
                                                            2001                2000
                                                          -------             -------
Revenue                                                   $ 535.4             $ 501.5

Expenses:
  Cost of operations                                        329.7               306.1
  Depreciation, amortization and depletion                   50.3                46.3
  Selling, general and administrative                        56.5                47.4
                                                          -------             -------

Operating income                                             98.9               101.7

Interest expense, net                                       (20.2)              (20.3)
Other income (expense), net                                   1.3                 0.2
                                                          -------             -------

Income before income taxes                                   80.0                81.6

Provision for income taxes                                   30.4                31.4
                                                          -------             -------

Net income                                                $  49.6             $  50.2
                                                          =======             =======




Basic and diluted earnings per share                      $  0.29             $  0.29
                                                          =======             =======


Weighted average common shares                              171.8               175.5
                                                          =======             =======




Amortization of goodwill and other intangibles            $  11.0             $   9.4
EBITDA                                                    $ 149.2             $ 148.0




                             REPUBLIC SERVICES, INC.
                  SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION


         The following information should be read in conjunction with the Company's audited Consolidated Financial Statements and notes thereto appearing in the Company's Form 10-K as of and for the year ended December 31, 2000.

CASH FLOW

         The following table reflects certain components of the Company's consolidated statements of cash flows for the three months ended March 31, 2001 and 2000 (in millions):


                                                              Three months ended
                                                                    March 31,
                                                            ------------------------
                                                             2001              2000
                                                            -------           ------
                  Depreciation, amortization and
                     depletion of property and equipment    $ 39.3            $ 36.9


                  Amortization of intangible assets         $ 11.0            $  9.4

                  Capital expenditures                      $(39.2)           $(49.2)


         The Company defines free cash flow as net income plus depreciation, amortization and depletion less capital expenditures plus net changes in assets and liabilities resulting from operating activities.

         Capital expenditures include $.3 million and $.7 million of capitalized interest for the three months ended March 31, 2001 and 2000, respectively.

         As of March 31, 2001, accounts receivable were $250.6 million, net of allowance for doubtful accounts of $13.2 million, resulting in days sales outstanding of approximately 42 (or 29 days net of deferred revenue).

STOCK REPURCHASE PROGRAM

         During 2000, the Company announced that its Board of Directors authorized the repurchase of up to $150.0 million of its common stock. As of December 31, 2000, the Company paid $50.9 million to repurchase 3,644,000 shares of its stock. During the three months ended March 31, 2001, the Company paid $25.2 million to repurchase 1,614,800 shares of its stock. As of March 31, 2001, the Company had $73.9 million remaining under its repurchase programs to fund stock repurchases.

REVENUE

         The following table reflects total revenue of the Company by revenue source for the three months ended March 31, 2001 and 2000 (in millions):

                                                      Three months ended
                                                           March 31,
                                                  -------------------------
                                                   2001               2000
                                                  ------             ------

 Collection:
     Residential                                  $113.1             $100.7
     Commercial                                    168.6              150.1
     Industrial                                    122.4              114.8
     Other                                          11.3               15.4
                                                  ------             ------

     Total collection                              415.4              381.0
                                                  ------             ------

  Transfer and disposal                            175.2              133.7
  Less: Intercompany                               (93.5)             (49.6)
                                                  ------             ------
     Transfer and
       disposal, net                                81.7               84.1

  Other                                             38.3               36.4
                                                  ------             ------
     Total revenue                                $535.4             $501.5
                                                  ======             ======


         The following table reflects the Company's revenue growth for the three months ended March 31, 2001 and 2000:

                                                      Three months ended
                                                            March 31,
                                                    -----------------------
                                                    2001               2000
                                                    ----               ----

Price                                               1.4%                2.6%

Volume                                              2.1                 5.8
                                                   ----               -----
  Total internal growth                             3.5                 8.4

Acquisitions                                        3.3                14.7
                                                   ----               -----

  Total revenue growth                              6.8%               23.1%
                                                   ====               =====

         Price growth for the three months ended March 31, 2001 was impacted by commodity prices. Excluding the effect of commodity prices, price growth was 2.2% and total internal growth was 4.3%.

INCOME TAXES

         Income taxes are provided based upon the Company's anticipated annual effective income tax rate. During the three months ended December 31, 2000, the Company lowered its anticipated annual effective tax rate for fiscal 2000 from 38.5% to 38.0%.